Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of August 23, 2019, is made and entered into by and between AECOM Management Services Inc. (the “Employer” or “Company”), a subsidiary of AECOM, and John Vollmer (“Executive”).

WHEREAS, the Company recognizes the future possibility of a Change-in-Control Event, as defined in this Agreement;

WHEREAS, the Company desires to establish certain severance benefits for certain key employees in AECOM’s Management Services Business Unit (the “MS Business Unit”), including Executive, applicable in the event of a Change-in-Control event;

NOW, THEREFORE, the Executive and Employer agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

a)	“Affiliate” means, with respect to any entity, any other entity directly or indirectly controlling, controlled by or under common control with such entity.

b)	“Base Pay” means Executive’s annual base salary at the rate in effect immediately prior to a CIC Event (as increased (but not decreased) following the date of a CIC Event), not including other compensation or benefits.

c)	“Cause” shall mean any of the following events:

i.	any misappropriation of Employer or its Affiliate’s funds or property, or Executive’s conviction of a felony offense or any other crime or offense involving fraud, dishonesty or other similar activity;

ii.	any other action by the Executive involving malfeasance or recklessness in the performance of Executive’s duties;

iii.	any material failure to adhere to or comply with any written code of conducts, policies or procedures of Employer or its Affiliates or their successors;

iv.	any failure of the Executive to perform Executive’s duties to the Employer in a professional and competent manner, and in accordance with the direction provided to Executive by the Employer or as set forth in Employer or its Affiliate’s policies and procedures applicable to you;

v.	any material violation by the Executive of any applicable federal, state, or municipal laws, rules and regulations, including but not limited to, those related to the procurement and the ethical conduct of business; or

vi.	Executive’s material breach of this Agreement.

Once a decision has been made that Cause exists for the termination of the employment relationship, Executive’s employment may be terminated immediately. In the event the employment relationship is terminated for Cause, all compensation and benefits shall cease as of the date of termination (it being specifically agreed that Executive shall not be entitled to any incentive compensation not yet paid at the date of termination), other than those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for its employees that are earned and vested by the date of termination.

d)	“Change-in-Control” Event (“CIC Event”):

i.	Means and refers to the consummation of a sale or other disposition by AECOM of all, or substantially all, of the assets of the MS Business Unit, by way of an asset or stock sale, to an unaffiliated third party, including a spin-off (including potentially as part of a Reverse Morris Trust (“RMT”) transaction), but excluding any transaction referred to in (ii) below.

ii.	CIC Event does not mean or include any internal AECOM reorganization or restructuring, or a Change in Control of AECOM, as that term is defined in AECOM’s Change in Control Severance Policy for Key Executives.

e)	“Buyer” means the unaffiliated third party that purchases the MS Business Unit’s assets in a CIC Event.

f)	“Code” means the Internal Revenue Code of 1986, as amended.

g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

h)	“Good Reason” means without Executive’s express written consent, the occurrence of any one or more of the following a CIC Event: (i) any reduction in Executive’s Base Pay; (ii) a material reduction in Executive’s authority, duties or responsibilities (Executive’s appointment as President (or a more senior position) of the MS Business Unit, or any surviving or successor entity to the MS Business Unit, in connection with a CIC Event shall not constitute or serve as the basis for a claim of “Good Reason”), or (iii) a change in Executive’s primary work location from that in effect immediately prior to the CIC Event, resulting in a material increase in Executive’s commute to and from Executive’s primary residence as of immediately prior to the CIC Event (for this purpose an increase in Executive’s commute by 25 miles or more shall be deemed material) or (iv) the material breach of this Agreement by the Employer (or any successor or the owner of the MS Business Unit) of this Agreement. In order to invoke a termination for Good Reason, Executive shall provide written notice to the Employer of the existence of one or more of the conditions described within thirty (30) days following the occurrence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Employer shall have forty five (45) days following receipt of such written notice during which it may remedy the condition, provided that the Employer shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such 45-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. In the event that the Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Termination Date must be, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. The expiration of the CIC Period during any Cure Period or the thirty (30) days thereafter shall not limit Executive’s right to claim Good Reason or receive the payments under this Agreement in connection therewith.

i)	“CIC Period” means the period of time commencing on the date of a CIC Event and continuing for twelve (12) consecutive months thereafter.

j)	“Term” means the period commencing as of the date first above written and continuing through June 30, 2021; provided that, if during the Term a CIC Event occurs, the Term shall automatically be modified, to the extent necessary, so as to expire on the day after the expiration of the CIC Period. If a CIC Event has not occurred by June 30, 2021 or Executive’s employment with AECOM and its Subsidiaries terminates for any reason prior to a CIC Event, this Agreement shall terminate and be of no force or effect.

k)	“Termination Date” means the date on which Executive’s employment hereunder terminates.

2.	Operation of Agreement. This Agreement will be effective and binding immediately upon its execution and terminate upon the expiration of the Term, except as otherwise provided in Section 14.

3.	Termination Following a CIC Event.

a)	In the event of the occurrence of a CIC Event during the Term, Executive’s employment may be terminated by the Employer during the CIC Period and Executive will be eligible for the benefits provided in Section 4, unless such termination is the result of:

i.	Executive’s death;

ii.	Executive’s permanent disability within the meaning of, and commencement of actual disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the CIC Event; or

iii.	A determination by the Employer’s or Employer’s parent company’s senior leadership that Executive has engaged in conduct constituting Cause.

b)	In the event of the occurrence of a CIC Event during the Term, Executive may terminate employment during the CIC Period for Good Reason with the right to severance compensation as provided in Section 4.

c)	Termination of employment pursuant to Section 3(a) or 3(b) will not affect any rights that Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Affiliate providing Executive with benefits, which rights will be governed by the terms thereof, except for any rights to severance compensation or benefits for which Executive may be eligible upon termination of employment pursuant to any employment or severance agreement of employee plan (“Other Severance Arrangement”). This Section 3(c) is intended to avoid duplication of payments and benefits; thus any Severance Compensation provided to Executive pursuant to this Agreement shall be lieu of any severance payment for which Executive may otherwise be eligible under any Other Severance Arrangement.

4.	Severance Compensation. If, following the occurrence of a CIC Event and during the CIC Period, (a) the Employer terminates Executive’s employment other than as a result of the events specified in Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or (b) Executive terminates Executive’s employment for Good Reason as provided in Section 3(b), and in either case, Executive executes and delivers to the Employer a release substantially in the form attached hereto as Exhibit A (the “Release”), and such Release becomes effective in accordance with its terms no later than thirty (30) days following the Termination Date, the Employer will, subject to Section 12, pay to Executive, within thirty (30) days following the effective date of the Release the following severance payments and benefits:

a)	a lump sum payment in an amount equal to one (1) times the Base Pay;

b)	for the year in which termination of employment occurs, a lump sum payment in an amount equal to Executive’s prorated bonus based on Company’s year-to-date performance in relation to the performance targets set forth in the Company’s annual short term incentive program for similarly-situated employees (as determined by the Employer); provided that, if a bonus has been paid for the same period of service in connection with the CIC Event, the bonus hereunder shall be for the portion of such performance year for which a bonus payment has not previously been made to (i.e., from the date of consummation of the CIC Event through the Termination Date);

c)	accelerated vesting of Executive’s unvested Performance Earning Program (“PEP”) awards, if any, assuming target level performance, and in the event accelerated vesting is not possible or permissible under the applicable stock plan language in effect at the time of Termination of employment, then a lump sum payment equivalent to the value of any unvested PEP awards based on the average price of Employer’s stock during the thirty (30) days preceding the Termination Date;

d)	pro rata vesting (from the applicable award grant date(s) to the Termination Date) of Executive’s unvested Restricted Stock Units (RSU) (or a replacement award in the event of a CIC Event other than a spin-off), if any; and

e)	if Executive timely elects COBRA coverage under the Employer’s insurance plans, the full cost of the applicable monthly COBRA premium shall be paid for by the Employer for the shorter of twelve (12) months (following the Termination Date; and the date Executive is eligible for alternative coverage from another employer.

5.	Employment Rights. Nothing expressed or implied in this Agreement will create any obligation or duty on the part of the Employer or Executive to have Executive remain in the employment of the Employer or any Affiliate prior to or following any CIC Event and Executive’s employment with the Employer remains at all times at will.

6.	Withholding of Taxes. The Employer shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

7.	Successors and Binding Agreement.

a)	AECOM or the Employer may assign this Agreement without Executive’s consent and upon such assignment it will be binding upon and inure to the benefit of the Buyer or such other entity to which it is assigned in connection with a CIC Event. Following a CIC Event, the spin-off company, the Buyer or such other entity to which this Agreement is assigned will (and such successor) be deemed the “Company” and the “Employer” for purposes of this Agreement, and AECOM and its Affiliates shall have no obligations hereunder.

b)	This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 7(a). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 7(b), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

8.	Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder, will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally’ recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at Executive’s principal office and to Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

9.	Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

10.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or Executive’s employment with the Company or the terms and conditions or termination thereof, or any action or omission of any kind whatsoever in the course of or connected in any way with any relations between the Company and Executive, including without limitation all claims encompassed within the scope of the Release shall be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid by the Company. The Company and Executive acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived.

11.	Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid or otherwise unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid or otherwise unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.

12.	Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom. The parties intend that the terms and provisions of this Agreement shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A of the Code and, to the maximum extent permitted, this Agreement shall be interpreted so as to comply with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. To the extent that Executive becomes entitled to a payment or benefit under this Agreement that would constitute a “deferral of compensation” under Section 409A of the Code and Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) at the time of Executive’s “separation from service” (within the meaning of Section 409A of the Code), then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided, to the extent necessary to comply with the provisions of Section 409A of the Code, to Executive on the earlier of (i) the date that is six (6) months and one (1) day following the date of Executive’s separation from service and (ii) Executive’s death. Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

13.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

14.	Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Agreement will survive any termination or expiration of this Agreement or the termination of Executive’s employment to the extent necessary to carry out the intentions of the parties under this Agreement, including without limitation, Sections 4, 5, 6, 7, 9, 10, 11, 12 and 13.

15.	Beneficiaries. Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Employer written notice thereof in accordance with Section 8. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to Executive’s beneficiary, estate or other legal representative.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EMPLOYEE

By:	/s/ John Vollmer
John Vollmer
President
AECOM Management Services

EMPLOYER

By:	/s/ Randy Wotring
Randy Wotring
Chief Operating Officer
AECOM

GENERAL RELEASE

This General Release (“Release”) sets forth the terms and conditions regarding your separation of employment from                        and its parents, subsidiaries and affiliates (herein collectively referred to as the “Company”). By signing this Release, you and the Company agree as follows:

1.    STATUS OF EMPLOYMENT

Your employment with the Company will end on [DATE] (“Separation Date”).

2.   SEPARATION BENEFITS

In consideration for signing this Release, you will receive the following payments and benefits (“Separation Benefits”):

a.	Severance Pay. A severance payment in the amount of $[AMOUNT], which shall constitute the severance payment under Section 4(a) of your Change-in-Control Severance Agreement plus the pro-rata bonus amount under Section 4(b) of your Change-in-Control Severance Agreement. The payment shall be made in a lump sum, less all applicable income tax withholdings and other lawful deductions. The payment will be made within 30 days of the expiration of the Revocation Period (as defined in Section 9).

b.	[Payment/Acceleration/Pro Rata Vesting of any Unvested Equity Awards]. [NTD: Specific language to be added when this Release is provided to employee.]

c.	COBRA. Should you elect insurance coverage under COBRA, the Company will pay the full cost of the monthly COBRA premium for a period of up to twelve months (with such premium payment to cease if you are eligible for coverage form another employer).

d.	You agree that the Separation Benefits provided under this Release are greater than what you would be legally entitled to receive in the absence of this Release and you understand that the Company is providing you with the Separation Benefits in exchange for a release of all claims provided in Paragraph 5 of this Release. You further agree that you are not entitled to any further compensation or benefits from the Company or its Affiliates (as defined in your Change in Control Severance Agreement) or their predecessor entities, except as provided in this Release.

3.   ACKNOWLEDGEMENTS

a.	The Separation Benefits described in this Release shall not be considered compensation for purposes of any compensation or benefit program maintained or sponsored by the Company or any Affiliates or related entity, and you are not eligible for and shall not receive any additional severance benefits, bonus payments, or other compensation pursuant to any plan, program, practice, or agreement.

b.	You have (i) received all compensation due as a result of services performed for the Company up through and including the last pay period ending before you signed this Release, including, wages and/or benefits to which you may be entitled (ii) reported to the Company any and all work related injuries or illnesses incurred by you during employment with the Company; and (iii) received any leave of absence that you requested and for which you were eligible because of your health condition, a family member’s health condition, or work related injury, and have not been subjected to any improper treatment, conduct, retaliation, or actions due to such a request or for taking such leave.

c.	Regardless of whether you sign this Release, you will receive a payout of all paid time off (PTO) accrued through the Separation Date.

d.	You acknowledge and represent that during your employment and through the date you sign this Release, you have made full and truthful disclosures to the Company about any misconduct of which you may have been aware by or on behalf of the Company or any of its employees, officers, directors, consultants, agents or other third parties.

e.	You acknowledge that, if you are an officer of, or serve in any elected or appointed position for, AECOM or any of its subsidiaries or affiliates, then your signature on this Release constitutes your resignation, effective on the Separation Date, from any and all such offices or positions.

4.   NON-SOLICITATION

For a period of twelve (12) months after the Separation Date, you have not and will not directly or indirectly seek or solicit patronage from any of the following:

a.	Any customer or sales prospect of the Company or its Affiliates;

b.	Any existing employee of the Company or its Affiliates for the purpose of encouraging them to end or adversely change their relationship with the Company or its Affiliates.

5.   WAIVER AND RELEASE

In exchange for the Separation Benefits, you, on behalf of yourself, your heirs, beneficiaries, executors, administrators, representatives, assigns, and agents hereby fully release, acquit, and forever discharge the Company, its past, present, and future predecessors, successors, parent companies (including without limitation AECOM and its Affiliates), subsidiary companies, affiliated entities, related entities, operating entities, and its and their past, present, and future officers, directors, shareholders, members, investors, partners, employees, agents, attorneys, insurers, reinsurers, and all of its and their past, present, and future compensation and employee benefits plans (including trustees, fiduciaries, administrators, and insurers of those plans) (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, attorney’s fees, costs, expenses, and compensation whatsoever, of whatever kind or nature, in law, or equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that you may now have, have ever had, or hereafter may have relating directly or indirectly to your employment with the Company, the termination of your employment with the Company, the benefits or attributes of your employment with the Company, and/or any other act, omission, event, occurrence, or non-occurrence involving the Company or any of the Released Parties. You also release all of the Released Parties of and from any and all claims you have or may have that arose prior to the date you sign this Release, arising from any violation or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason under any legal theory including, but not limited to, the Age Discrimination in Employment Act (“ADEA”); the Americans With Disabilities Act of 1990 (“ADA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”); the Executive Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act (“EPA”); the Fair Labor Standards Act (“FLSA”); the Fair Credit Reporting Act (“FCRA”); the Family and Medical Leave Act (“FMLA”); the Genetic Information Nondiscrimination Act (“GINA”); the Immigration Reform and Control Act (“IRCA”); the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the Rehabilitation Act of 1973; the Sarbanes Oxley Act of 2002 (“SOX”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Sections 1981 through 1988 of Title 42 of the United States Code; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act (“WARN”), and/or all other federal, state, or local laws, statutes ordinances, constitutions rules, orders or regulations, all as they may be amended. You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, wrongful or retaliatory discharge, discrimination, harassment, promissory estoppel, assault, battery, false imprisonment, defamation, libel, slander, intentional and negligent infliction of emotional distress, duress, fraudulent and negligent misrepresentation, defamation, violation of public policy, negligence, and all other claims or torts arising under any federal, state or local law, regulation, constitution, ordinance or judicial decision; and any claim concerning wages, benefits, severance payments, bonus payments, payments pursuant to any agreement with the Company, stock, stock options, or stock option agreement. You also agree to waive any right you have to pursue any claim or grievance through any internal channel of the Company and/or its Affiliates. You understand and agree that your waivers include both claims that you know about and those you may not know about which have arisen on or before the date on which you sign this Release.

6.   EXCLUSIONS FROM WAIVERS AND RELEASE OF CLAIMS

Notwithstanding anything else stated in this Release, you understand and agree that:

a.	Nothing in this Release is intended to limit or restrict any rights that you may have to enforce this Release or to interfere with or affect a waiver of any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished. This Release also does not apply to any claims that the controlling law clearly states may not be released by private agreement.

b.	This Release does not affect your non-forfeitable rights to your accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under the Company’s ERISA covered employee benefits plans.

c.	This Release shall not apply to rights or claims that may arise after the effective date of this Release.

d.	This Release does not preclude filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”) or any other federal, state, or local labor board or agency charged with enforcing employment laws. However, by signing this Release, you understand and agree that you are waiving any right to recover money or other individual relief based on claims asserted in such a charge in any proceeding brought by you or on your behalf.

e.	This Release does not preclude your ability to report fraud, waste or abuse to federal officials regarding the Company’s management of public contracts, or your obligation to cooperate with any government authorities.

f.	This Release does not limit any statutory rights you may have to bring an action to challenge the terms of this Release or contest the validity of the release contained in this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefits Protection Act (“OWBPA”).

g.	This Release does not limit or waive your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

7.   NON ADMISSION OF LIABILITY

You agree that this Release shall not in any way be construed as an admission that any of the Released Parties, as defined in paragraph 5 above, owe you any money or have acted wrongfully, unlawfully, or unfairly in any way towards you. In fact, you understand that the Released Parties specifically deny that they have violated any federal, state, or local law or ordinance or any right or obligation that they owe or might have owed to you at any time and maintain that they have at all times treated you in a fair, lawful, non-discriminatory and non-retaliatory manner.

8.   PROMISE NOT TO SUE

You have not, at any time up to and including the date on which you sign this Release, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any action, of any nature arising out of the matters released by paragraph 5, and you waive to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by paragraph 5. However, nothing in this paragraph will preclude either party from bringing a claim to enforce this Release or challenge the validity of this Release.

9.   NOTICE AND REVOCATION PERIODS

You acknowledge that you were advised that you have and could take up to twenty one (21) days from the date this Release was given to you to review this Release and decide whether you would enter into this Release, except that if the last date of that period falls on a Saturday, Sunday or holiday observed by the Company you have until the conclusion of the next immediate business day (“Review Period”). You understand and agree that any changes to this Release, whether material or immaterial, do not restart the running of the Review Period. To the extent that you have elected to enter into this Release prior to the expiration of your Review Period, you agree you have done so voluntarily, and have knowingly waived Review Period for reasons personal to you, with no pressure, incentive, or enticement by any Company representative to do so. The terms and provisions of this Release are null and void if not accepted by you by the expiration of the Review Period.

If you are 40 years of age or older, you understand that you may revoke this Release within a period of seven (7) calendar days after its execution, except that if the last day of this period falls on a Saturday, Sunday or holiday observed by the Company you have until the conclusion of the next immediate business day (“Revocation Period”), by delivery of a notarized written notice of revocation (“Revocation Notice”) before the end of the last day comprising the Revocation Period to: [NAME, TITLE AND ADDRESS].

This Release shall become automatically irrevocable, and fully enforceable, upon the expiration of the Revocation Period if you do not timely revoke it in the aforesaid manner. In the event that you revoke the Release, or if for any other reason it is held to be unenforceable, all checks, instruments, funds, or other such payments received by you pursuant to the terms of this Release shall immediately be returned to the Company.

10.   CONTINUED OBLIGATION NOT TO USE CONFIDENTIAL INFORMATION; CONFIDENTIALITY OF THIS RELEASE

a.	You acknowledge that during your employment with the Company you acquired certain confidential, proprietary or otherwise non-public information concerning the Company, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning the Company, its employees, past or present directors, executives, officers, agents, or customers (“Confidential Information”). You agree that you have not, and will not, disclose any Confidential Information to any person or entity, except as required by law.

b.	You will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, you have a right to disclosure in confidence trade secrets to the Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

c.	You have not and will not discuss or otherwise reveal to anyone the existence or terms of this Release or discussions with any authorized Company representative about it, except when necessary to enforce this Release or required by law, or after obtaining their agreement to keep all such information confidential, to your attorneys, financial advisors, or accountants or immediate family member.

11.  UNEMPLOYMENT BENEFITS

The Company will not contest your filing for unemployment benefits.

12.  COOPERATION WITH LEGAL PROCEEDINGS

Upon reasonable notice, you will provide information and proper assistance to the Company (including truthful testimony and document production) in any litigation or potential litigation in which you are, or may be, a witness, or as to which you possess, or may possess, relevant information. The Company will pay your reasonable expenses incurred in complying with this paragraph.

13.  NON-DISPARAGEMENT

Since receiving a copy of this Release, you have not, and will not, make any statements or take any actions materially detrimental to the interests of the Company, including, without limitation, negatively comment on, disparage, or call into question the business operations or conduct of the Company or its past or present clients, shareholders, directors, executives, officers, employees or agents. However, nothing in this Release is intended to prevent you from providing truthful, accurate information as specifically required or permitted by law.

14.  RETURN OF COMPANY PROPERTY

You agree that you have returned to the Company all Company property, files, and other materials in your possession, with the exception of documents relating to your compensation and benefits to which you are entitled by [DATE]. You further agree that you will not retain any copies or duplicates of any such Company property.

15.  REMEDIES FOR BREACH OF CERTAIN COVENANTS

You agree that in the event you violate the Non-Solicitation, Non-Disparagement, or Confidentiality sections of this Release, the Company will have no further obligation to pay or provide any unpaid Separation Benefits provided by this Release, and that you will immediately return to the Company all of the Salary Continuance Compensation and Separation Benefits previously paid under the terms of this Release, except for $100 as consideration for the release in paragraph 5 of this Release. Provided, however, that nothing in this paragraph shall limit Company’s right to pursue any additional remedies available at law or in equity, including but not limited to injunctive relief, for your violation of those provisions. Despite any breach by you, your other obligations under this Release, including your waivers and releases, will remain in full force and effect.

Failure by either party to enforce any term of condition of this Release at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

16.  VOLUNTARY ACCEPTANCE OF RELEASE; GOVERNING LAW

You have reviewed the terms of this Release and acknowledge that you have entered into this Release freely and voluntarily. The terms described in this Release constitute the entire agreement between you and the Company and may not be altered, modified or amended other than in writing signed by you and the Company. No promise, inducement or agreement not expressed herein has been made to you in connection with this Release, and this Release supersedes all prior written or oral agreements, arrangements, communications, commitments or obligations between yourself and the Company.

This Release shall be construed and enforced pursuant to the laws of the state in which you were employed at the time of your last day of employment with the Company, without regard to any conflict of laws provision. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall become null and void and severed from this Release, leaving the remainder of this Release in full force and effect.

You also acknowledge that you fully understand your right to discuss this Release with an attorney before accepting this Release, that the Company has advised you of this right, that the time afforded to you to review this Release provides you sufficient time to consult with an attorney should you wish to do so, that you have carefully read and fully understand this entire Release, and that you are voluntarily entering into this Release of your own free will, act and deed. You also agree that no promises, statements or inducements have been made to you which caused you to sign this Release, except as expressly set forth in writing herein.

If you accept the terms and conditions set forth above, please so signify by signing this Release and returning it to [INSERT NAME, TITLE/DEPARTMENT & ADDRESS].

I have read and understand the terms and conditions set forth in the Release above, including but not limited to the waiver and release of claims contained herein. By signing below, I hereby accept and agree to those terms and conditions in exchange for the Separation Benefits offered to me.

Signature:
Name:
Date: